EXHIBIT 99

November 13, 2002

Dear Shareowner,

This letter provides an update on our runoff activities and reports our financial results for the quarter ended September 30, 2002.

1.    Recent Developments

We continued to make progress in our runoff activities during the 3rd quarter.

We were able to commute (i.e. cancel with no further liability) a substantial portion of our satellite reinsurance business, which exposed the Company to potential future loss as a result of launch or in-orbit satellite failures through 2009. The effect of these commutations was to eliminate our exposure to insured values that aggregated $780 million for a net cost of $11 million. This cost is included in the 3rd quarter reinsurance results discussed further in section 2 below. We remain exposed to a number of other satellites that have aggregate insured values of $115 million, but believe that our unearned premium and accrued loss and loss expense reserves will be adequate to cover future claims. The majority of these remaining exposures expire by September 30, 2003.

We also commuted a number of other reinsurance contracts during the quarter, which eliminated our exposure to future adverse claims experience on these contracts and we also novated (i.e. transferred the premium and remaining loss exposure to another reinsurer) two large finite risk contracts, thereby eliminating potentially significant future cash flow and collateral needs. These novations resulted in total return premiums of $144.3 million as reflected in our reinsurance results below.

As previously reported, we sold the Copley Place hotel during July, generating net cash proceeds of $119.6 million and a pre-tax gain of $34.3 million. We were also able to assign the existing debt of $184.6 million to the purchaser. We now have only one real estate property left, a distribution facility leased to K-Mart under the terms of a finance lease. We expect to explore marketing opportunities for this property in the near future.

Unfortunately our financial results for the 3rd quarter mask these successes, mainly as a result of continued poor performance in the equity markets. Indeed, our book value per share decreased in the 3rd quarter from $10.88 to $10.08. Approximately $0.46 of this decrease in book value per share is attributable to further declines in the value of our S&P 500 portfolio, which continued to be impacted by U.S. economic and corporate governance concerns. The S&P 500 Index has fallen from 1150 at the start of the year to 815 at September 30, 2002. We believe, particularly at current valuations, that the S&P 500 will outperform cash and fixed income portfolios over the duration of our runoff and so we will continue to hold such securities for the foreseeable future. This may result in further short-term volatility in our financial results such as that experienced this quarter. A further $0.21 of the decrease in book value per share is attributable to our strategic investment in Annuity & Life Reinsurance Holdings Ltd. (“ALRe”). We acquired approximately 7% of this new Bermuda life and reinsurance company in 1999 in a private transaction at a time that when we were looking to diversify into new lines of business. ALRe was very successful in the early years, but its stock price has fallen sharply in recent months amid concerns about their current and expected future financial performance, their need to raise additional capital to support new business and the restatement of prior year financial results.

As previously reported, pursuant to a mediation process conducted by a judge of the Tax Court in a related case involving UPS, we have recently reached a tentative basis to substantially reduce the tax liabilities previously asserted against OPL although some amount of asserted liability may remain in dispute following any finalization of such settlement. The final terms of the settlement remain under negotiation, and there can be no assurance that the tentative basis for settlement will not materially change, or that it or any other settlement ultimately will be approved or finalized. We will continue to work at the settlement process over the coming months.

2.    Summary of Operating Results

(In thousands)	Three months ended September 30, 2002	Three months ended September 30, 2001	Nine months ended September 30, 2002	Nine months ended September 30, 2001
Gross written premiums	$(175,304)	$115,235	$509,279	$635,515

Reinsurance loss:
Underwriting loss	$(55,296)	$(152,313)	$(83,195)	$(189,021)
Investment loss	(171,603)	(31,987)	(175,452)	(35,942)
Gain on sale of PIP	—	—	—	5,964

	(226,899)	(184,300)	(258,647)	(218,999)
Real estate and leasing operating (loss) income	(1,716)	2,171	(6,192)	6,355
Gain on sale of real estate assets	34,211	—	140,203	35,802
Premium on debt repurchase	—	—	(78,001)	—
Real estate and leasing investment income	1,914	3,020	46,672	14,866
Other operating expenses	(4,052)	(3,946)	(23,567)	(12,386)
Income taxes	(14,310)	(585)	(31,279)	(22,781)

Net loss	(210,852)	(183,640)	(210,811)	(197,143)
Other comprehensive gain (loss)	115,203	(60,761)	89,820	(114,707)

Comprehensive loss	$(95,649)	$(244,401)	$(120,991)	$(311,850)

Net loss per share	$(1.77)	$(1.54)	$(1.77)	$(1.65)

	As at September 30, 2002	As at December 31, 2001
Total shareowners’ equity	$1,197,848	$1,318,921

Net book value per share	$10.08	$11.07

Our net loss for the quarter ended September 30, 2002 was $210.9 million compared to $183.6 million for the same period in 2001 (which reflected $130 million of incurred losses associated with the events of September 11). The net loss for the quarter ended September 30, 2002 was primarily due to the net effect of the following:

•	An underwriting loss of $55.3 million, including:
o	Incurred losses of $29.9 million as a result of credit default events on a multi-year financial lines program;
o	Incurred losses of $10.8 million reflecting the cost of commutations on three of our satellite programs as discussed further under section 1 above;
o	Internal runoff costs of $5.5 million;
o
Overseas Partners US Reinsurance Company casualty business, and other long tail programs, where we report a net underwriting loss during the policy period but expect to generate profits through future investment income;

•
Investment losses of $171.6 million, including the effects of a $177.5 million write down in the cost basis of certain of our equity securities that were classified as available for sale. In accordance with generally accepted accounting principles, these write-downs were recorded as realized losses in our income statement, even though there were no sales of the securities. These losses are partially offset by a reversal of accumulated unrealized losses totaling $105.3 million that were previously reported in shareowners’ equity as part of other comprehensive loss. Our investment returns are highly dependent on investment market conditions and consequently will fluctuate from quarter to quarter and year to year;

•	A $34.3 million pre-tax gain on sale of the Copley Place retail center and office complex in the quarter ended September 30, 2002;
•
A tax charge for the quarter ended September 30, 2002 of $14.3 million, which increased from $0.6 million for the same period in 2001 primarily due to tax charges relating to the gain on sale of Copley Place.

Our net loss for the nine months ended September 30, 2002 was $210.8 million compared to a net loss of $197.1 million for the nine months ended September 30, 2001. Our comprehensive loss, which also includes the effects of changes in unrealized gains and losses on our investment portfolios classified as available for sale, was $121.0 million for the nine months ended September 30, 2002 compared to $311.9 million for same period in 2002. The main items impacting this relative performance include (a) $130 million of underwriting losses incurred in 2001 as a result of the events of September 11, 2001; (b) increased post-tax gains on sales of real estate assets during 2002; (c) the $78.0 million premium paid to repurchase long-term debt offset by $34.8 million gains on the sale of investments previously held to collateralize such debt, both recorded in the 2nd quarter of 2002; and (d) the severance costs and the write-off of goodwill recorded in the 1st half of 2002 following the decision to put both our Bermuda and United States operations into runoff.

3.    Outlook

Our commutation and novation efforts, the sale of our real estate properties and the elimination of a significant portion of our long-term debt will ultimately result in the release of capital for future distribution to our shareowners, subject to compliance with applicable Bermuda and US laws and regulations. However we are less than a year into our runoff plans and need to achieve further successes before we are in a position to determine the amount and timing of our first distribution. The Board of Directors and management believe we are already ahead of our original runoff goals and objectives and expect to be able to provide more positive news on the timing of future distributions during the next couple of quarters.

Once again, we thank you for your patience and support.

Sincerely,

/s/ Mark R. Bridges Mark R. Bridges President and Chief Executive Officer November 13, 2002	/s/ Robert J. Clanin Robert J. Clanin Chairman of the Board of Directors November 13, 2002

A more detailed discussion of our operating results can be obtained by reviewing our filing with the Securities & Exchange Commission on Form 10-Q for the period ended September 30, 2002. The 10-Q will be available on or about November 14, 2002. A copy of the 10-Q can be obtained by accessing our web site at www.overseaspartners.com or making a request to our Head Office—Overseas Partners Ltd., P.O. Box HM 1581, One Victoria Street, Hamilton HM GX, Bermuda.

Safe Harbor Disclosure

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Some of the statements contained in this Letter to Shareowners contain forward-looking information. Forward-looking statements are statements other than historical information or statements of current condition. Some forward looking statements can be identified by the use of such words as “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may” and “will” or similar words. These forward-looking statements relate to our plans and objectives for future operations including our operating strategy, trends in our industry and our policy on future distributions to shareowners.

You should be aware that these statements are subject to risks, uncertainties and other factors, that could cause the actual results to differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that those indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements are:

•	the uncertainties of the reserving process
•	the uncertainties surrounding the estimates of losses incurred as a result of the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	our ability to negotiate early settlement of our reinsurance liabilities through commutation and novation
•	our ability to collect reinsurance recoverables, particularly given the increased credit risk following the terrorist attacks on the World Trade Center and the related events of September 11, 2001
•	the occurrence of catastrophic events with a frequency or severity exceeding our estimates
•	loss of the services of any of the Company’s remaining executive officers
•	uncertainties relating to government and regulatory policies (such as subjecting us to taxation in certain jurisdictions)
•	losses due to interest rate fluctuations
•	volatility in global financial markets which could affect our investment portfolio
•	the resolution of any pending or future tax assessments by the IRS against us
•	the resolution of other pending litigation

We do not undertake to update these forward-looking statements in any manner.